UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Nov. 2, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Nov. 2, 2015, Northern States Power Company Minnesota (NSP-Minnesota) a Minnesota corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a three-year electric rate case with the Minnesota Public Utilities Commission (MPUC). The rate case is based on a requested return on equity (ROE) of 10.0 percent, a 52.50 percent equity ratio, a 2016 average electric rate base of $7.8 billion and an average rate base of $7.7 billion and $7.7 billion in 2017 and 2018, respectively. The electric rate case reflects a three-year increase in revenues of approximately $194.6 million or 6.4 percent in 2016, with subsequent incremental increases of $52.1 million, or 1.7 percent, in 2017 and $50.4 million, or 1.7 percent, in 2018 for a total increase of $297.1 million, or 9.8 percent, based on 2016 estimated revenues.

NSP-Minnesota requested interim rates, subject to refund, of $163.7 million to be implemented in January 2016 and an incremental $44.9 million to be implemented in January 2017.

The requested rate increase is partially attributable to items previously introduced or established in the 2014 multi-year rate case. Approximately $111 million of the proposed rate increase is associated with (1) reduced amortization of the excess depreciation reserve, (2) absence of Department of Energy (DOE) settlement proceeds and (3) the impact of the Monticello Life Cycle Management (LCM)/Extended Power Uprate (EPU) project's 2015 mid-year in-service date.

The remaining requested increase of approximately $186 million is primarily related to additional capital investments and property taxes offset by the impact of the expected utilization of net operating loss (NOL) carryforwards and a reduction in certain other costs (e.g., purchased demand).

The major components of the requested rate increase are summarized below:

(Millions of Dollars)	2016	2017	2018	Total
2014 multi-year rate case items:
Excess depreciation reserve	$26.0	$51.0	$—	$77.0
DOE settlement	25.7	—	—	25.7
Monticello LCM/EPU	11.2	(1.6)	(1.5)	8.1
	62.9	49.4	(1.5)	110.8
Additional items:
Capital investments	128.7	12.8	44.6	186.1
Property taxes	30.2	7.6	5.2	43.0
NOL carryforwards	(6.3)	(24.5)	(6.5)	(37.3)
Other costs	(20.9)	6.8	8.6	(5.5)
	131.7	2.7	51.9	186.3

Total rate request	$194.6	$52.1	$50.4	$297.1

NSP-Minnesota also proposed a five-year alternative plan that would extend the rate plan two additional years.

NSP-Minnesota has requested the MPUC encourage parties to engage in a formal mediation type procedure as outlined by Minnesota’s rate case statute which may streamline the settlement process.

The MPUC is expected to rule on NSP-Minnesota’s interim rate request in December 2015. A final MPUC decision is anticipated in the first quarter of 2017.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of NSP-Minnesota's electric rate case, increases in revenue, interim rates, impact on customers, and other statements identified by words such as "may," "believe," "expect," "anticipate," "would," or "plan." Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy's and NSP-Minnesota's Annual Report on Form 10-K for the year ended Dec. 31, 2014, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 2, 2015	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer